Exhibit 10.1

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT to the Amended and Restated Employment Agreement is made effective this 30th day of December 2009, by and between Fiserv, Inc., a Wisconsin Corporation (the “Company”), and Jeffery W. Yabuki (the “Executive”).

WHEREAS, the Executive and the Company entered into an Amended and Restated Employment Agreement effective as of December 22, 2008 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Effective on the date hereof, Section 6.3.5(b) of the Agreement is amended to read in its entirety as follows:

subject to the Executive’s execution of a Separation Agreement and Release of all claims related to the Executive’s employment or the termination thereof, in the form annexed hereto, other than any modifications which may be required to effectuate such release based upon any changes in law or Company practice: (i) a lump sum payment in an amount equal to four and one-half times the Executive’s then current annual base salary (the “Termination Payment”); (ii) full vesting of all equity and long-term grants and awards, as well as the right to exercise the stock options granted under Paragraph 3.3.1. for (2) two years, and all other stock options granted for not less than one (1) year, following the date of termination of his employment, but in no event longer than ten (10) years from the date of grant, or if earlier, the latest date the option could have been exercised had Executive remained in employment; (iii) reimbursement by the Company to the Executive for any expenses incurred by the Executive for payment of COBRA premiums or other health insurance premiums for two (2) years following the date of termination of his employment, or until the Executive obtains health care coverage through subsequent employment, whichever is earlier; and

2. In all other respects, the Agreement shall remain in full force and effect.

3. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

Fiserv, Inc.

By:	/s/ Charles W. Sprague
	Name:	Charles W. Sprague
	Title:	Executive Vice President

/s/ Jeffery W. Yabuki
Jeffery W. Yabuki